Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 8, 2019, relating to the consolidated financial statements of Marlin Business Services Corp., and the effectiveness of Marlin Business Services Corp.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Marlin Business Services Corp. for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
August 2, 2019